EXHIBIT 10.1

Directors’ Compensation

On June 7, 2010, the Company reduced the previously-implemented (January 2009) 10% salary reduction for employees, including executive officers, with an equivalent reduction in the compensation payable to the Company’s outside (non-employee) directors, to a 5% reduction.  Accordingly, the cash compensation payable to the outside directors is now as follows:

•	the annual cash retainer payable for Company Board-level (as opposed to Committee-level) service will be $28,500;
•	the annual cash retainer payable to the chairman of the Audit Committee will be $11,400;
•	the annual cash retainer payable to the chairman of the Compensation Committee will be $8,550;
•	the annual cash compensation payable to the chairman of the Corporate Governance Committee will be $6,650; the annual cash retainer payable to the Lead Independent Director will be $11,400;
•	if and when the Strategic Committee (formerly the Special Committee) is active, the chairman shall be paid $4,750 per month and the vice-chairman shall be paid $2,375 per month; and
•
in the event that the Board of Directors shall determine that there is a need for a special committee, the chairman of any such special committee shall be paid additional compensation at the rate of $150 per hour.

The per-meeting fees payable to the outside directors are now as follows:

•	for in-person Board of Directors meetings, $1,520;
•	for in-person Committee meetings, $1,140;
•
for telephonic meetings of the Board of Directors or a Committee lasting less than one hour, an amount equal to 50% of the per meeting fee for a Board of Directors or Committee meeting, as applicable; and

•	$1,900 per meeting for all members of the Strategic Committee.